Transport America 2003 Q3 Earnings Conference Call Transcript
                                                                      10/20/2003
                                TRANSPORT AMERICA
                        3RD QUARTER 2003 CONFERENCE CALL
                                OCTOBER 20, 2003
                                   10:00 AM CT


Operator:                  Good morning.  My name is Shatina and I will be your
                           conference facilitator today.

                           At this time I would like to welcome everyone to the Transport America Third Quarter Earnings conference call.

                           All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press "star" then your number "1" on your telephone keypad. If you'd like to withdraw your question press the pound key.

                           Joining us today will be Michael Paxton, Chairman, President and Chief Executive Officer as well as Keith Klein, Chief Financial Officer and Chief Information Officer. Thank you.

                           Mr. Klein, you may begin your conference.

Keith Klein:               Thank you, Shatina.

                           Good morning, and thank you for joining us for today's call. Before we get started, I would like to remind everyone that today's conference call includes forward-looking statements that are covered under the safe harbor provisions of the private securities litigation reform act of 1995. Actual results may differ from those expressed. Factors that may cause results to differ are covered in the company's Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.

                           I will now provide some brief comments on the third quarter financial results and then turn the conference call over to Mike Paxton, Chairman, President and Chief Executive Officer, for his comments on the business and plans as we move forward. After Mike's comments, we will be glad to open the conference call up for any questions that you may have.

                           For the third quarter of 2003, revenues decreased by $4.9 million, to $64.1 million compared with the prior year. Third quarter's revenues include $2.3 million in fuel surcharge recovery, compared to $1.5 million in the third quarter of last year, because of slightly higher fuel costs year-over-year.

                           Our customer paid miles in the third quarter were down about 7.7 percent compared to last year's levels. The decrease in miles was due to weaker freight volumes early in the quarter and lower seated capacity than in the prior year. Mike will address these items in more detail later. In the third quarter, we averaged 10.4% deadhead miles, compared with 11.3% in the third quarter of



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Transport America 2003 Q3 Earnings Conference Call Transcript
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                           2002. This is the 6th consecutive quarter that we
                           have experienced a year-over-year improvement in our deadhead percentage.

                           Our average revenue per total mile in the third quarter, excluding fuel surcharge, increased by 1.8 cents over the previous year. Our rate per customer paid mile improved in the third quarter on both a sequential and year-over-year basis. Sequentially, this is the third quarter in a row of increased rates, with an average rate of $1.417 per mile compared to $1.399 per mile in the second quarter of this year. In addition, our rate per customer paid mile exceeded the same quarter of the previous year for the first time since the 2nd quarter of 2001. This rate trend is due to both improved customer mix and rate adjustments, as we continue to manage our freight network, lane balance, and customer profitability.

                           Revenue per tractor per week, excluding fuel surcharge, decreased slightly to $2,725 for the third quarter from $2,746 in third quarter of 2002 due to softer freight volumes early in the quarter and unseated capacity. When looking at productivity of seated capacity, our revenue per seated tractor per week increased slightly to $2,875 for the third quarter from $2,870 last year.

                           As we announced last quarter, we initiated a broad cost reduction effort across the organization. We have challenged the organization to identify and implement changes that will reduce our overall costs by 5 cents per mile. Through the end of September, we have implemented cost reduction actions that we expect will save over $5 million in annual costs over 2002 levels. Expenses that will be positively impacted by these initiatives include salaries and wages, maintenance costs, accident claims costs, depreciation, and other general and administrative expenses. In addition, the organization has identified an additional $5 million in cost savings opportunities that we expect to implement in the fourth quarter.

                           Our revenue per non-driver increased year-over-year, rising to $633,000 compared to $605,000 in the previous year, an improvement of 4.6 percent.

                           We do expect some costs to increase next year. The tight driver market will put upward pressure on our driver hiring expenses and potentially on wages and purchased transportation costs. Insurance costs, specifically on the excess layers, are not growing as much as they did last year, but early indications are that cost are still rising in this area. Additionally, as we begin to replace tractors next year with EPA compliant engines, depreciation costs will increase as well.

                           Our accident frequency declined even further during the third quarter from already historically low levels. Year-to-date through September, our total accident frequency was 5.5 accidents per million miles compared to 5.8 last year.

                           The third quarter results include a pretax gain of $1.3 million relating to the sale of our Clarksville maintenance facility. Net of tax expense, this gain increased after tax earnings by approximately $800,000, or 11 cents per diluted share.

                           Interest costs decreased this quarter by 17 percent, to $1.1 million compared to $1.3 million in the previous year. This decrease was primarily the result of our continued reduction of debt and lower interest rates.



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Transport America 2003 Q3 Earnings Conference Call Transcript
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                           The effective tax rate for the quarter, prior to a
                           cumulative-effect adjustment, increased to 44 percent. This is due to the effect that non-tax-deductible items have on the effective rate as earnings change throughout the year.

                           Our net income in the third quarter, prior to a cumulative-effect accounting change but including the gain on the sale of Clarksville, was $1.0 million, or 15 cents per share, compared to a net profit of $254,000, or 3 cents per share in the third quarter last year.

                           As we discussed at last quarter's conference call and in the press release, we adopted, on July 1, 2003, the accounting treatment prescribed by the FASB's Interpretation Number 46 relating to our corporate office building. Prior to that date, the building was recorded as an operating lease in accordance with generally accepted accounting principles. On July 1, the building was treated, in essence, as a capital lease for accounting purposes. The building was capitalized as an asset at a net book value of $11.2 million and the related debt of $13 million was reflected in current liabilities, as the lease expires in May of 2004. The difference between the asset value and the liability value is reflected as a cumulative effect of a change in accounting principle, net of tax benefit. This difference represents depreciation expense that would have been recorded had generally accepted accounting principles required capitalizing the building at the date of acquisition.

                           As we also announced in the press release, we have signed an agreement to sell our corporate office building in Eagan and then lease back the space that we currently utilize. I want to remind everyone that this agreement has a number of contingencies that have yet to be satisfied. These include the buyer completing due diligence and securing financing for the transaction. It is not certain that these contingencies will be satisfied, but we are very optimistic given progress to-date. The agreement requires the buyer to satisfy all contingencies by the end of November.

                           The significant terms of the agreement are as follows: Transport America will receive approximately $11.5 million dollars, which is already reduced by estimated brokerage commissions and closing costs. At that time, we will pay off the $13 million obligation relating to the property. We will also sign a 13-year lease for approximately two-thirds of the total square footage of the building. Base rents will be approximately $1 million in the first year with escalations of one and one-half percent for each year of the lease term. We will also pay a pro-rata share of the building's operating costs, which we cover 100 percent of today. We would not be obligated to cover any costs and do not have any contingent obligations relating to the remaining one-third of the building that we do not occupy. The buyer would assume all risks relating to the rental and operation of that space.

                           Focusing now on the balance sheet, we cannot say that our reported debt balance declined again this quarter as we have said every quarter over the past three plus years. This is due to the addition of the $13 million relating to the building. However, we were able to reduce other debt during the quarter by an additional $8 million. The net of these two items was an increase in reported debt of $5 million during the quarter, bringing our total debt balance to $65 million at



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Transport America 2003 Q3 Earnings Conference Call Transcript
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                           September 30, 2003. This debt balance is still lower
                           than our reported debt balance at December 31, 2002, by $4.5 million, and excluding the $13 million of debt relating to the corporate office building, we have paid down $17.5 million in other debt in the first 9 months of this year.

                           Looking at 2003 capital spending, we took delivery of and financed 125 tractors during the third quarter, which represents one-half of our total replacements for the year. Year-to-date, we have spent $12.6 million in gross CapX, and, net of proceeds on trade-in and disposals, we have spent $6.9 million. We plan to take delivery and finance an additional 125 tractors in the fourth quarter. We expect gross capital spending for the full year to be approximately $21 - 24 million in total. Net of proceeds on trade-in and disposals, we expect net CapX to be in the $12 - $14 million range, prior to the sale of our corporate office building.

                           During the third quarter, we did not purchase any additional shares of Transport America stock. Share repurchases since October of 2002 stand at 122,700 shares. Under the currently outstanding authorization, we have remaining authority to purchase up to an additional 120,600 shares. We plan to continue repurchasing shares under this program when it makes sense to do so.

                           That concludes the financial review...I would now like to turn things over to Mike for his comments. Mike

Mike Paxton:               Thanks Keith. Good morning everyone.

                           As Keith pointed out in his remarks, our financial performance at Transport America rebounded in the third quarter despite lower miles than a year ago. This was driven primarily by our continued focus on productivity and strategic network improvement.

                           For the recent nine months, our loaded miles were down 4.4% versus a year ago. Total available miles were down 6.1% for the same period. Our trucking revenues, which excludes fuel surcharge and logistics revenue, on a year-to-date basis, are off 5.3% from last year.

                           On the positive side, our revenue per tractor per week of $2,687 for the last nine months, excluding fuel surcharge, was up 0.4% relative to last year. For the same period, our deadhead was at 10.3% or 160 basis points below year ago levels. Finally, our third quarter rate per mile of $1.42 was 2.3% higher than the fourth quarter of 2002.

                           As further evidence of our productivity gains, our average annual revenues per non-driver employee for the last nine months increased 8.2% to $635,000, versus last year.

                           I am also pleased to inform you that Transport America recently received two more outstanding performance awards for 2003. Best Buy recognized us with their Quality Partnership Award for the second year in a row. Additionally, FedEx Supply Chain awarded us Carrier of the Year for the second straight year.



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Transport America 2003 Q3 Earnings Conference Call Transcript
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                           There has been a noticeable increase in capacity
                           demand throughout the industry. On top of that, we have added several significant pieces of business to our portfolio. While this is good news, it comes at a time when driver turnover is high due to weak freight and high fuel prices in the first six months of the year. Consequently, our unseated tractors, and that of the industry, are higher than normal.

                           To offset the problem, we initiated an aggressive bonus plan and referral incentives for new drivers. While this has helped our recruiting efforts, we are still finding the labor market to be very tight. We are currently evaluating additional options to solve the problem.

                           We accelerated our maintenance campaign in the third quarter to repair a closed wheel end system on nearly 3,600 of our trailers. At this point, we have completed inspections and/or repairs on approximately half of these units. We met with the vendor, Strick Corporation, to discuss their liability on the issue. As yet, there has been no resolution on remuneration of our costs, which we expect to exceed $1 million.

                           In closing, we are feeling more optimistic about increased freight opportunities. We also feel that our productivity efforts are beginning to pay dividends in better utilization of our assets and lower costs in the organization. The key issue we are facing is seated capacity. It is clearly constraining our ability to accept more freight. Our goal is to achieve substantial improvement in seated tractors by year-end.

                           Thanks for your attention. Shatina, Keith and I will now entertain any questions from the participants.

Operator:                  At this time, I would like to remind everyone in
                           order to ask a question, please press "star" then the number "1" on your telephone keypad.

                           We'll pause for just a moment to compile the Q&A roster. At this time, there are no questions.

                           Your first question comes from Carter Newbold.

Carter Newbold:            Morning guys.

Mike & Keith:              Morning, Carter.

Carter Newbold:            I wonder if you could talk a little bit about the $5
                           million in cost savings that you've identified during the quarter. Can you give us any breakout of where that is coming from and is that against 2002 base or is it against a 2nd quarter of 2003 base? Kind of what is the math there. And then secondly, on the driver availability issue, can you talk about whether driver pay is yet part of the mix that you are looking at to solve the problem, and do you think, or how much of the problem would you ascribe to internal issues - the reduction in miles that your guys have seen, versus kind of macro issues that you might be observing? Thanks.

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Transport America 2003 Q3 Earnings Conference Call Transcript
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Keith Klein:               I'll take the first part of that - regarding the cost
                           savings initiative. It is against the 2002 base, is where we are measuring against, Carter. And it is coming in a number of areas. Salary and wages - earlier this year we restructured the service centers, which is part of that, but in addition to that, we've done some other re-engineering efforts within the organization. We are managing, and we have put in place some different strategies around insurance and claims costs. We are focusing heavily on safety, training and prevention in the organization, driving down costs there; but also in terms of the management of the claims process within the organization, so we expect some savings in the insurance area. General administrative expenses - we are going through every group, and as contracts for services and supplies come up, we are re-bidding those contracts, and we are seeing additional savings in a number of areas there. So, it is across the board, but the biggest chunks, I think, are salaries and wages, insurance costs savings, and maintenance changes that we've made in terms of maintenance structure and maintenance costs.

Mike Paxton:               On the driver availability, I guess 2 comments. One
                           on the pay, we mentioned last time that we did reduce our rate per mile for our drivers, but we actually grandfathered all of our current drivers. That decrease really just put us in the middle of the pack, and so far, that looks to be where we are remaining. However, I think that it is just a question of how many drivers are out there right now.
                           I think that a number of drivers have dropped out of the industry for one reason or another, either it was the summer months, or just have looked at other local opportunities. What we are doing however, is increasing the bonus pretty significantly, so for any new drivers coming in, there is a $2,000 bonus associated with that driver coming on. Now that is obviously cash for us, but it doesn't affect our rate per mile on a future basis, and we prefer to take that track. So far, it seems to at least be helping us. I wouldn't say that there is overwhelming increase, but it is certainly helping us. If we had to take the rates back up, we would certainly consider that, and we are considering all options, but right now, that isn't our initial plan. And then on the mileage - our mileage has been going up for the last 2 quarters, and in fact, we are pretty even with miles per seated tractor per day with last year
                           - very slightly below it, but not very much. So, it is not the miles that seems to be the issue. It was certainly the miles in the first quarter, and in fact more in the second quarter than the first quarter, but that has rebounded, so I don't think that is the issue at all. The issue is more around just the availability and with capacity tightening and freight starting to pick up, everybody is out there looking for quality drivers, and quite frankly, we are not compromising on the quality side of it. Our safety record is too important to us, and particularly with the insurance rates where they are. So, we are probably taking a little more disciplined tack with regards to those new drivers coming on.

Carter Newbold:            Ok, thanks - that's helpful in understanding that.
                           Also, Keith could you just restate what your expectations for gross and net Cap X in the 4th quarter of this year?

Keith Klein:               I don't have it broken out for 4th quarter, but I'll
                           give you the year-to-date ones.

Carter Newbold:            Ok



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Transport America 2003 Q3 Earnings Conference Call Transcript
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Keith Klein:               Gross Cap X of $21 to $24 million, and net Cap X,
                           prior to any sale of our corporate headquarters building, of $12 to $14 million.

Carter Newbold:            That is the full year expectation?

Keith Klein:               Correct.

Carter Newbold:            Ok.  All right, I can compute the difference.
                           Thank you.

Keith & Mike:              You're welcome.

Operator:                  Once again, I would like to remind everyone, in order
                           to ask a question, please "star" and then the number
                           "1" on your telephone keypad. Your next question comes from Dick Ryan.

Dick Ryan:                 Hi Mike. Could you maybe give a sense of your
                           business that might be affected with the new regulations going into effect next year concerning driver time - whether it is multiple-stop business or the live loads, unloads? Do you have a feel of the percentage?

Mike Paxton:               It is an excellent question, Dick, and I don't have
                           an answer for you yet. We are doing an in depth analysis right now, customer by customer on our top
                           50 accounts to get at that issue. Just generally speaking, we don't have as many customers that require multiple stops in our system. So we don't anticipate that too many of the shippers will be affected, but regardless, there is an issue with certain segments - in fact all the segments in some respects, whereby if our truck drivers get delayed at the consignee, for any period of time - whether it is a live unload, or whether it is just difficulty in the appointment not being recognized when they get there, and maybe having to wait before the load gets unloaded - all that time now works against the 14 hours that the driver has before they lay down for
                           10. In the past, the driver could take the time off while the truck was being unloaded and not count that as part of the overall mandatory time. We are losing that time and so it will be I think, an issue among a lot of our customers in getting more disciplined with their consignees, and if not, then we will have to consider additional charges - whether it is higher rates or accessorial charges. We are putting it together and hope to have the analysis completed by the end of this month, and hope to be able to be in a position to start talking to our shippers middle to late November, if there are any significant issues associated with a particular customer.

Dick Ryan:                 Ok. On your efforts to increase rates, how far down
                           the path are you there? I know that you kind of got a late start with trying to replace the Sears business a year ago, but where is that process coming in?

Mike Paxton:               Yeah, we were really struggling in the first quarter,
                           as you know, even though that was when we were going out fairly aggressively. And then of course, we brought on Craig Coyan in the last 2 months, and he has really helped accelerate the program. We sent a letter out to all of our customers beyond our top 50, with a mandatory increase, and so that went through and we have not had any loss of revenue associated with that. So it would appear that has stuck. With the top 50, we have gotten to most of those customers now, and we are getting the rate



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                           increases, but as I mentioned in my comments, if you
                           look at the 4th quarter of 2002, versus where we are at in the 3rd quarter today in 2003, we are up roughly 2 and 1/2 percent -- 2.3 to 2.4 percent.

Dick Ryan:                 Uh-huh

Mike Paxton:               So we are seeing the rate increases start to hold,
                           and we are also convinced that some of the new business that we brought on at better rates and better mixes helped us as well.

Dick Ryan:                 In your Cap X, is that just all tractors this year -
                           are you doing any trailers or is that an issue for next year?

Keith Klein:               It is just tractors this year. We don't anticipate
                           any trailers. We did get a few trailers early this year related to a specific piece of business, but in terms of new trailer replacements - none planned for this year, and we will look at next year - we are finalizing the plan right now and looking to build some trailer replacement into that plan for next year.

Mike Paxton:               Let me just make one comment on that as well, and it
                           has to do with the hours of service. There is at least some speculation in the industry that because of this hour of service change that it may be to the advantage of the shipper for us to do more of what we call, drop and hook. Which is to drop the trailers and let them load them at their discretion, and then bobtail our tractors in to pick up those trailers. If that starts to become a trend, which is good news and bad news, it may then increase the required tractor and trailer ratios that are currently normalized in the industry at around 2.7 - 2.6 - 2.8. And that has been our target - to get it down around 2.6 to 1, trailers to tractors. We don't know yet whether that is just pure speculation or whether that may be a trend that we will see. If so, then that may accelerate any needs we might have on the trailer side, but it is too early right now to give you an answer.

Dick Ryan:                 Great.  Ok, thanks.

Keith & Mike:              Thanks, Dick.

Operator:                  You have a follow-up question from Carter Newbold.

Carter Newbold:            Hey guys. I know you've not given much in the way of
                           guidance other than some sort of general Cap X feel, but just looking at the trucking revenue itself with many quarters now of negative comparisons, is there a point out there where it seems likely to you guys that you would turn the corner and start to show positive numbers which would allow us to see the benefits more clearly of all the cost management that you've done?

Mike Paxton:               The answer is yes. We'll probably be in a little bit
                           better position to give you some direction at the next investor conference, but with the business that we are bringing on now is, as I mentioned, pretty significant, and I will not mention the customers, but it is really working into our network extremely well. Quite frankly, I think we would be showing revenue numbers right now if we didn't have the unseated capacity. In fact, I know it, because we've been turning down



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Transport America 2003 Q3 Earnings Conference Call Transcript
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                           a lot of business on a day-to-day basis. We are
                           optimistic that we'll be turning the corner on the revenue side and hope to be more specific about that as we close out the 4th quarter.

Carter Newbold:            Fair enough.  Good luck.

Mike Paxton:               Thank you.

Operator:                  Once again, I would like to remind everyone, in order
                           to ask a question, please press "star" then "1" on your telephone keypad. At this time, there are no further questions.

Mike Paxton:               Thank you very much for your time, and we'll be
                           talking to you later. Thank you, Shatina.

Operator:                  You're welcome. Thank you for participating in
                           Transport America's 3rd Quarter Earnings Conference
                           Call. You may now disconnect.




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